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                                                                    Exhibit 21.1


                                  SUBSIDIARIES

3006712 Nova Scotia Company

Advanced Parking Systems Ltd.

P1 Parking Systems Inc.

P1 Parking Systems, Inc.

Prairie Parking Ltd.

Impark Management Ltd.

City Collection Company Ltd.

Citation Collection Company Ltd.

Imperial Parking Ltd.

Imperial Parking, Inc.

IPC Holdings, LLC

IPC Subsidiary, Inc.